CUSIP No. 674482104                                   13D                                                       Page 16 of 16

Exhibit 7(a)
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of each of them of a statement on Schedule 13D and any amendments thereto with respect to the common shares of Obsidian Energy Ltd. beneficially owned by each of them.  This Joint Filing Agreement shall be included as an exhibit to such Schedule 13D.

Date:   October 13, 2017
EDWARD J. KERNAGHAN

/s/ Edward J. Kernaghan

EDWARD H. KERNAGHAN

/s/ Edward H. Kernaghan

ALICE KERNAGHAN

/s/ Alice Kernaghan

ELIZABETH KERNAGHAN

/s/Elizabeth Kernaghan

JENNIFER KERNAGHAN

/s/ Jennifer Kernaghan

KERNWOOD LIMITED

By: /s/ Edward H. Kernaghan
Name: EDWARD H. KERNAGHAN
Title: President

PRINCIPIA RESEARCH INC.

By: /s/ Edward H. Kernaghan
Name: EDWARD H. KERNAGHAN
Title: President